As filed with the Securities and Exchange Commission on March 27, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Regal Rexnord Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	39-0875718
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

200 State Street

Beloit, Wisconsin 53511-6254

(Address of Principal Executive Offices, including Zip Code)

Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan

(Full title of the plan)

Thomas E. Valentyn

Vice President, General Counsel and Secretary

Regal Beloit Corporation

200 State Street

Beloit, Wisconsin 53511

(608) 364-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Regal Rexnord Corporation, a Wisconsin corporation (the “Registrant”), in connection with that certain Agreement and Plan of Merger, dated as of October 26, 2022 (the “Merger Agreement”), by and among the Registrant, Aspen Sub, Inc. (“Merger Sub”), and Altra Industrial Motion Corp. (“Altra”). Pursuant to the Merger Agreement, on March 27, 2023 (the “Effective Time”), Merger Sub merged with and into Altra with Altra surviving as a wholly owned subsidiary of the Registrant.

Pursuant to the Merger Agreement, at the Effective Time, (1) each unvested Altra stock option granted under the Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan (the “Plan”) and outstanding, immediately prior to the Effective Time, was converted into an award of stock options with respect to the Registrant’s common stock, par value $0.01 per share (the “Common Stock” and, such options, the “Assumed Options”), with an intrinsic value equivalent to the intrinsic value of the Altra stock option based on the merger consideration specified in the Merger Agreement (the “Merger Consideration”), (2) each unvested Altra restricted stock unit granted under the Plan and outstanding, as of the Effective Time, that was subject solely to time-based vesting conditions was converted into an award of restricted stock units with respect to Common Stock (“Assumed RSUs”), with an equivalent value based on the Merger Consideration and (3) each unvested Altra restricted stock unit granted under the Plan and outstanding, as of the Effective Time, that was subject to performance-based vesting conditions was converted into an award of time-based restricted stock (“Replacement Restricted Stock”), with an equivalent value based on the Merger Consideration on substantially similar terms and conditions (with performance goals being deemed satisfied at specified levels).

This Registration Statement relates to an aggregate of 1,992,356 shares of Common Stock issuable pursuant to (a) Assumed Options, as converted and adjusted to unvested options to purchase an aggregate of 104,149 shares of Common Stock, (b) Assumed RSUs, as converted and adjusted to an aggregate of 233,623 shares of Common Stock, (c) Replacement Restricted Stock, as converted and adjusted to an aggregate of 83,683 shares of Common Stock , and (d) the terms of the Plan with respect to future awards to be granted under the Plan, as adjusted to reflect 1,570,902 shares of Common Stock.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the note to Part I of Form S-8. The Registrant will send or give to each holder of Assumed Options, Assumed RSUs, Replacement Restricted Stock or other awards granted under the Plan, a copy of the prospectus or documents containing information specified in Part I of Form S-8, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the prospectus for the Plan is not being filed with or included in this Registration Statement. The prospectus for the Plan and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, each constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 24, 2023;

(b)	The Registrant’s Current Reports on 8-K filed with the Commission on January 5, 2023, January 10, 2023, January 24, 2023, February 10, 2023, February 27, 2023, March 14, 2023, March 21, 2023, March 22, 2023, March 23, 2023, and March 23, 2023; and

(c)	The description of the Common Stock, contained in Item 1 of the Registrant’s Amendment No. 1 to the Registration Statement on Form 8-A/A dated February 12, 2010, including Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and any amendment or other report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement or the related prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Wisconsin Business Corporation Law (“WBCL”), a director of the Registrant will have no personal liability to the Registrant or its shareholders for monetary damages arising from a breach of, or failure to perform, any duty to the Registrant or its shareholders (including for any “unlawful” distribution) except (i) for a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director derived an improper personal profit or (iv) willful misconduct.

The Registrant’s amended and restated bylaws require indemnification of the Registrant’s directors and officers against any and all liabilities, to the fullest extent permitted or required by the WBCL, incurred in any proceeding to which a director or officer is a party as a result of their position as director or officer of the Registrant. The Registrant’s amended and restated bylaws also provide that any director or officer seeking such indemnification is required to make a written request for indemnification to the Registrant, and that the Registrant shall pay or reimburse, within 60 days of its receipt of such request, the director or officer for the entire amount of liabilities incurred by the director or officer in connection with such proceeding (net of any expenses previously advanced (as described below)); provided, however, that the Registrant is not required to pay such indemnification if, within such 60-day period, a majority vote of a quorum of disinterested directors determines that the director or officer requesting indemnification engaged in misconduct constituting a breach of a duty under the WBCL or a disinterested quorum of directors cannot be obtained; provided further, that in the event that the Registrant does not pay such indemnification as a result of such determination, the Registrant’s board of directors shall immediately authorize by resolution that an authority (as provided in the bylaws) shall determine whether the director’s or officer’s conduct constituted a breach of duty and, therefore, whether indemnification should be denied under the bylaws.

Furthermore, the Registrant’s amended and restated bylaws provide that the Registrant shall pay or reimburse, within 10 days after the receipt of the director or officer’s written request therefor, the reasonable expenses incurred as such expenses are incurred; provided, however, such payment will be made solely upon delivery to the Registrant of a written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a breach of duty; provided further, however, in circumstances in which the director or officer’s right to indemnification is to be determined by an authority other than the Registrant’s board of directors, the director or officer is required to deliver to the Registrant a written agreement to repay any amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by the Registrant for such expenses.

The WBCL requires a Wisconsin corporation to indemnify such persons to the extent they are successful on the merits or otherwise in defending a proceeding, to which a director or officer is a party as a result of their position as director or officer of the Registrant, in a proceeding to which a director or officer is a party as a result of their position as director or officer of the Registrant, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constituted conduct excluded from coverage under the WBCL as described in clauses (i) through (iv) of the first paragraph of this subsection above or if a court orders that they should be indemnified. It also permits a Wisconsin corporation to advance expenses incurred in defense of a proceeding on certain conditions. The WBCL also permits a Wisconsin corporation to further indemnify and make advances to such persons by other means (such as by contract or bylaw provision) unless the corporation determines that the actions or inactions of such persons would have constituted conduct excluded from coverage under the WBCL as described in clauses (i) through (iv) of the first paragraph of this subsection above.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of Regal Rexnord Corporation, effective October 4, 2021 (incorporated by reference to Exhibit 3.1 to Regal Rexnord Corporation's Quarterly Report on Form 10-Q filed on November 10, 2021)

4.2	Amended and Restated Bylaws of Regal Rexnord Corporation, effective October 4, 2021 (incorporated by reference to Exhibit 3.2 to Regal Rexnord Corporation's Quarterly Report on Form 10-Q filed on November 10, 2021)

5.1*	Opinion of Foley & Lardner LLP.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Foley & Lardner LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1*	Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan

107*	Filing Fee Table.

*Filed herewith.

ITEM 9. UNDERTAKINGS

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beloit, State of Wisconsin, on March 27, 2023.

REGAL REXNORD CORPORATION

By:	/s/ Louis V. Pinkham
Louis V. Pinkham Director and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes and appoints Louis V. Pinkham and Thomas E. Valentyn, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all post-effective amendments), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Louis V. Pinkham Louis V. Pinkham	Director and Chief Executive Officer (Principal Executive Officer)	March 27, 2023

/s/ Robert J. Rehard Robert J. Rehard	Vice President and Chief Financial Officer (Principal Financial Officer)	March 27, 2023

/s/ Alexander P. Scarpelli Alexander P. Scarpelli	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 27, 2023

/s/ Jan A. Bertsch	Director	March 27, 2023
Jan A. Bertsch

/s/ Stephen M. Burt Stephen M. Burt	Director	March 27, 2023

/s/ Anesa T. Chaibi Anesa T. Chaibi	Director	March 27, 2023

/s/ Theodore D. Crandall Theodore D. Crandall	Director	March 27, 2023

/s/ Christopher L. Doerr Christopher L. Doerr	Director	March 27, 2023

/s/ Michael P. Doss	Director	March 27, 2023
Michael P. Doss

/s/ Michael F. Hilton Michael F. Hilton	Director	March 27, 2023

/s/ Rakesh Sachdev	Director	March 27, 2023
Rakesh Sachdev

/s/ Curtis W. Stoelting	Director	March 27, 2023
Curtis W. Stoelting

/s/ Robin A. Walker-Lee	Director	March 27, 2023
Robin A. Walker-Lee